UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 2, 2014

The First Marblehead Corporation
(Exact name of registrant as specified in charter)

Delaware	001-31825	04-3295311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Prudential Tower 800 Boylston Street, 34th Floor Boston, Massachusetts	02199-8157
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 895-4283

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05                      Costs Associated with Exit or Disposal Activities

On May 28, 2014, the Board of Directors of Union Federal Savings Bank (“UFSB”), a wholly owned subsidiary of The First Marblehead Corporation (the “Corporation”), approved the dissolution of UFSB (the “Proposed Dissolution”), and authorized UFSB to prepare a plan of voluntary dissolution pursuant to Code of Federal Regulations, Title 12, Part 146, Section 146.4 (the “Plan”), subject to approval of the Board of Directors of UFSB, the Office of the Comptroller of the Currency (the “OCC”) and the Corporation, as sole stockholder of UFSB.  In addition, on May 28, 2014, the Board of Directors of the Corporation approved UFSB’s plan to pursue the Proposed Dissolution of UFSB and to prepare the Plan, subject to approval of the Plan by the Corporation, as sole stockholder of UFSB.  The Corporation disclosed the Proposed Dissolution in a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2014 (the “Original Form 8-K”).

In connection with the Proposed Dissolution of UFSB, the Corporation and UFSB have incurred, and expect to incur, charges related to lease obligations, severance and retention costs, contract termination provisions and potential losses related to the liquidation of certain assets and liabilities in connection with the Plan.

At the time of the filing of the Original Form 8-K, the Corporation was not able to make a good faith estimate of the total amount or range of amounts related to the Proposed Dissolution (i) for each major type of cost, (ii) expected to be incurred, or (iii) of charges that would result in future cash expenditures.

Since the filing of the Original Form 8-K, the Corporation and UFSB have been in the process of developing the Plan and an estimate of related charges.  The Corporation’s and UFSB’s current estimate of charges related to the Plan are $3.0 million in the aggregate, as more fully described below:

•
Severance and related costs of approximately $555 thousand, of which the Corporation has recorded severance costs of $246 thousand and retention costs of $24 thousand in the fiscal year ended June 30, 2014;

•	Asset impairment costs and liability fair value adjustments of approximately $1.6 million, of which the Corporation has recorded:

o	other-than-temporary-impairment losses of approximately $970 thousand on its investments available-for-sale portfolio for the fiscal year ended June 30, 2014;

o	other-than-temporary-impairment losses of approximately $230 thousand on its investments available-for-sale portfolio for the month ended July 31, 2014;

o	a write-down of approximately $194 thousand to record private education loans portfolio at the lower of cost or fair value for the fiscal year ended June 30, 2014; and

o	a fair value adjustment of approximately $198 thousand on time deposit liabilities for the fiscal year ended June 30, 2014;

•	Contract/lease termination costs of approximately $700 thousand; and

•	Legal fees of approximately $150 thousand.

In connection with the Proposed Dissolution, the Corporation may incur additional asset impairment costs and liability fair value adjustments that the Corporation is unable to estimate at this time.

Depending on the timing and extent of the dissolution process, the Corporation may purchase certain assets from UFSB or advance funds to facilitate deposit redemptions on a temporary basis before the assets are ultimately liquidated.  At this time, the Corporation is unable to estimate those amounts.

With the exception of the asset impairment costs and liability fair value adjustments, the above estimates would result in future cash expenditures.

The Corporation expects the Proposed Dissolution to be completed by the end of fiscal 2015.

Item 2.06                      Material Impairments

The information set forth in Item 2.05 is incorporated herein by reference.

Cautionary Statement

Statements in this Current Report on Form 8-K regarding the Proposed Dissolution, including the approval of the Proposed Dissolution and the Plan by the Board of Directors of UFSB, the OCC and the Corporation, the timing of the expected completion of the Plan and the Corporation’s estimates of charges related to the Plan, as well as any other statements that are not purely historical, constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon the Corporation’s plans, estimates and expectations as of September 8, 2014.  The inclusion of this forward-looking information should not be regarded as a representation by the Corporation or any other person that the future results, plans, estimates, intentions or expectations expressed or implied by the Corporation will be achieved.  You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause the Proposed Dissolution, or the timing of the events contemplated by the Proposed Dissolution, to be materially different than those expressed or implied by forward-looking statements.  Important factors that could cause or contribute to such differences include: a decision not to proceed with the Proposed Dissolution for any reason, including, without limitation, the inability to obtain the required approvals of the Proposed Dissolution and the Plan by UFSB, the OCC and the Corporation and the timing of any such approvals; additional costs associated with the Proposed Dissolution; and the other factors set forth under the caption “Part II – Item 1A. Risk Factors” in the Corporation’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2014.  The Corporation specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this Current Report on Form 8-K, even if the Corporation’s estimates change, and you should not rely on those statements as representing the Corporation’s views as of any date subsequent to the date of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST MARBLEHEAD CORPORATION
Date: September 8, 2014	By:	/s/ Alan Breitman
Alan Breitman Managing Director and Chief Financial Officer